EXCHANGE AGREEMENT



                                    AMONG


                           COMDISCO, INC., COMDISCO
                EXPLORATION, INC. AND COMDISCO RESOURCES, INC.
                          (COLLECTIVELY "COMDISCO")

                                     AND

                         CONSOLIDATED OIL & GAS, INC.
                                   ("COG")

                              September 27, 1994


ARTICLE 1. - DEFINITIONS                                  1
ARTICLE 2. - SALE AND PURCHASE OF ASSETS                  5
ARTICLE 3. - REPRESENTATIONS AND WARRANTIES OF COMDISCO   6
ARTICLE 4. - COG'S REPRESENTATIONS AND WARRANTIES        10
ARTICLE 5. - ACCESS TO AND COPIES OF INFORMATION         14
ARTICLE 6. - PRICE ADJUSTMENT FOR DEFECTIVE TITLE        14
ARTICLE 7. - COVENANTS                                   19
ARTICLE 8. Deleted.                                      20
ARTICLE 9. - EFFECT OF CLOSING                           20
ARTICLE 10. Deleted.                                     20
ARTICLE 11. Deleted.                                     20
ARTICLE 12. - INDEMNIFICATION                            20
ARTICLE 13. - MISCELLANEOUS                              25

                                   EXHIBITS

Exhibit 2.2(c) Assignment, Bill of Sale and Conveyance of Working Interests, Royalty Interests and Mineral Interests
                                   SCHEDULES
                             --------------------
Schedule 1.4(e)       Additional Assumed Liabilities
Schedule 1.8(i)       Additional Excluded Assets
Schedule 1.11         Leases
Schedule 1.12(f)      Pending Insurance, Indemnity, Bond or
                      Condemnation Claims
Schedule 1.13         Prepaid Expenses
Schedule 2.2(c)(iii)  Other Items Delivered at the Closing
Schedule 3.3          List of Comdisco Agreements Violated by
                      Transaction
Schedule 3.5          List of Comdisco Liabilities Relating to
                      Assets
Schedule 3.6          Comdisco Environmental Schedule
Schedule 3.7          Preferential Rights to Purchase and
                      Consents to Assignment
Schedule 3.12         Consents Not Obtained
Schedule 3.13         List of Comdisco Reserve Reports
Schedule 4.2          List of COG Agreements Violated by the
                      Transaction
Schedule 4.4          List of Claims Against COG
Schedule 4.5          COG Environmental Schedule
Schedule 4.7          COG Stock Ownership and Options
Schedule 4.9(i)       COG Financial Information
Schedule 4.9(ii)      List of Material Changes Since Effective
                      Date
Schedule 4.16(a)      Information
Schedule 4.16(b)      List of COG Reserve Reports

                              EXCHANGE AGREEMENT
     THIS AGREEMENT dated as of the 27th day of September, 1994, is made by and between Comdisco, Inc., a Delaware corporation, Comdisco Exploration, Inc., a Delaware corporation and Comdisco Resources, Inc., a Delaware corporation, (herein collectively referred to as "Comdisco") and CONSOLIDATED OIL & GAS, INC., a Delaware corporation (herein referred to as "COG").
                                   RECITAL
     COG desires to acquire certain assets of Comdisco described in Section
1.3 of this Agreement and Comdisco desires to exchange such assets for certain capital stock of COG, on the terms and conditions hereinafter provided.
                                  AGREEMENT
     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the undersigned, Comdisco and COG hereby agree as follows:
                           ARTICLE 1. - DEFINITIONS
     The following terms, as used herein, shall have the following meanings:
     1.1  "Agreement" shall mean this Exchange Agreement between Comdisco and
COG.
     1.2 "Allocated Value" shall mean the value assigned to the producing properties as evidenced on Part II of Schedule 1.11.
     1.3 "Assets" shall mean the following described assets and properties (except to the extent constituting Excluded Assets):
          (a)  the Leases;
          (b)  the Personal Property and Incidental
               Rights; and
          (c)  the Inventory Hydrocarbons.
     1.4 "Assumed Liabilities" shall mean the duties, liabilities and obligations assumed by COG under this Agreement which consist solely of:
     (a) To the extent in existence at the Effective Time, the proportionate share of all overriding royalty interests, lessor's royalties, net profit interests, carried interests, reversionary interests and other interests, encumbrances and burdens on the production from the Leases after the Effective Date;
     (b) To the extent in existence at the Effective Time, all covenants, conditions and obligations, in instruments and assignments in the chain of title of the Leases;
     (c) All contracts relating to the operation of the Assets, sale of production from the Leases, farmout agreements relating to the Leases and other contracts encumbering or affecting the Leases, except to the extent that such contracts are with related entities and are not at standard industry terms;
     (d) To the extent in existence at the Effective Time, the obligation to pay a proportionate share of the costs of plugging and abandoning all wells located on the Leases; and
     (e)  Those obligations listed on Schedule 1.4(e).
     1.5  "Closing" shall be as defined in Section 2.2(a).
     1.6 "Comdisco Predecessors" shall mean NBB Oil & Gas Partners (U.S.A.) and Energy Partners Nominee Company.
     1.7 "Effective Time" or "Effective Date" shall mean 7:00 a.m., local time at the location of the Asset being exchanged, on June 1, 1994.
     1.8  "Excluded Assets" shall mean the following:
     (a) (i) all trade credits, accounts receivable, notes receivable and otherreceivables attributable to Comdisco's interest in the Assets with respect to any period of time prior to the Effective Time; and (ii) all deposits, cash, checks in process of collection, cash equivalents and funds attributable to Comdisco's interest in the Assets with respect to any period of time prior to the Effective Time;
     (b) all corporate, financial and tax records of Comdisco; however, COG shall be entitled to receive copies of any tax records which directly relate to any Assumed Liabilities, or which are necessary for COG's ownership, administration, or operation of the Assets;
     (c) Except as specifically listed in Schedule 1.12(g), all rights, titles, claims and interest of Comdisco (i) under any policy or agreement of insurance or indemnity; (ii) under any bond; or (iii) to any insurance or condemnation proceeds or awards;
     (d) all Hydrocarbons produced from or attributable to the Assets with respect to all periods prior to the Effective Time, together with all proceeds from or of such Hydrocarbons, except the Inventory Hydrocarbons;
     (e) all amounts due or payable to Comdisco as adjustments or refunds under any contracts or agreements (including take-or-pay claims) affecting the Assets, respecting periods prior to the Effective Time;
     (f) all amounts due or payable to Comdisco as adjustments to insurance premiums related to the Assets with respect to any period prior to the Effective Time;
     (g) all proceeds, benefits, income or revenues accruing (and any security or other deposits made) with respect to (i) the Assets prior to the Effective Time; (ii) all accounts receivable attributable to the Assets prior to the Effective Time; and (iii) any Excluded Assets;
     (h) all files, information and data expressly excluded from the definition of Personal Property and Incidental Rights, including all seismic, geological, geochemical and geophysical information and data, whether it relates to the Leases or not; and
     (i) all items listed in Schedule 1.8(i) (such items may or may not be related to the Assets, but Comdisco wishes to clarify that such items are not being transferred to COG).
     1.9 "Hydrocarbons" shall mean crude oil, natural gas, coal gas, casinghead gas, condensate, sulphur, natural gas liquids and other liquid or gaseous hydrocarbons (including carbon dioxide), to the extent, and only to the extent, covered by the Leases, and shall also refer to all other minerals of every kind and character which may be covered by or included in the Leases and Assets.
     1.10 "Inventory Hydrocarbons" shall mean all merchantable oil and condensate produced from or attributable to the Leases prior to the Effective Time which have not been sold by Comdisco and are in storage at the Effective Time.
     1.11 "Leases" shall mean, except to the extent constituting Excluded Assets, any and all interests owned by Comdisco in, to and under the oil, gas and mineral leases, lands and units described in Schedule 1.11, or which Comdisco is entitled to receive by reason of any participation, joint venture, farm-in, farmout, unit agreements, joint operating agreement or other agreement, in and to the oil, gas and/or mineral leases, permits, licenses, concessions, leasehold estates, net revenue interests, executory interests, net profit interests, working interests, reversionary interests, royalty interests, overriding royalty interests, fee mineral interests and any other interests of Comdisco in Hydrocarbons, insofar, and only insofar, as such leases and interests cover and affect the areas and lands described on
Schedule 1.11. Schedule 1.11 will set forth (a) in Part I the legal description of each lease being conveyed and (b) in Part II the working, royalty or other interest being conveyed, the net revenue interest being conveyed in each producing property being conveyed and the percentage value of each property as it relates to all properties conveyed.
     1.12 "Personal Property and Incidental Rights" shall mean all right, title and interest of Comdisco in and to or derived from the following insofar, and only insofar, as the same are attributable to, appurtenant to, incidental to, or used for the operation of the Leases: (a) all unitization, communitization and pooling designations, declarations, agreements and orders covering the Leases, or any portion thereof, and the units and pooled or communitized areas created thereby; (b) all easements, rights-of-way, permits, licenses, servitudes or other interests; (c) all equipment and other personal property, inventory, spare parts, tools, fixtures, pipelines, tank batteries, appurtenances and improvements situated upon the Leases and used or held for use in connection with the development or operation of the Leases or the production, treatment, storage, compression, processing or transportation of Hydrocarbons from or in the Leases; all producing wells, temporarily abandoned wells, plugged and abandoned wells and their disposal wells; (d) all contracts, agreements and title instruments to the extent attributable to and affecting the Assets in existence at Closing, including but not limited to all Hydrocarbon sales, purchase, gathering, transportation, treating, marketing, exchange, processing and fractionating contracts; farmout or farmin agreements; assignments in the chain of title; and joint operating agreements;
(e) copies of all lease files, land files, well files (including production records), gas and oil sales contract files, gas processing files, division order files, abstracts, title opinions and all other books, files and records, information and data (excluding, however, all seismic, geological, geochemical and geophysical information and data), and all rights thereto, of Comdisco insofar as the same are directly related to the Leases and to the extent the transfer thereof is not prohibited by existing contractual obligations with third parties; and (f) the right to proceeds from any pending claim for insurance, indemnity, bond, or condemnation proceeds or awards, if any, listed in Schedule 1.12(f).
     1.13 "Prepaid Expenses" shall mean the prepaid expenses related to the Assets as of the Effective Date, as set forth in Schedule 1.13.
     1.14 "Purchase Price" shall be as defined in Section 2.1.
                   ARTICLE 2. - SALE AND PURCHASE OF ASSETS
     Subject to the terms and conditions of this Agreement, Comdisco shall sell, convey, assign, transfer and deliver to COG as of the Effective Time and COG shall purchase all of Comdisco's rights, title and interests in and to the Assets and assume the Assumed Liabilities.
     2.1  Purchase Price
     (a) Subject to adjustment after the Closing, as set forth in Article VI, the "Purchase Price" for the Assets shall be 4,581,000 shares of Class A Stock, allocated among the Assets as provided in Schedule 1.11 ("Allocated Value").
     (b)  The Purchase Price shall be paid at the Closing (as defined in
Section 2.2) by delivery to the following entities of the shares of the Class A Common Stock of COG ("Class A Stock" or "COG Shares"), set forth below:
     (i)  Comdisco, Inc.                           3,115,080 shares;
     (ii) Comdisco Exploration, Inc.                 732,960 shares;
     (ii) Comdisco Resources, Inc.                   732,960 shares;
The Class A Stock delivered has an agreed value equal to the Purchase Price. The agreed upon per share fair market value of the Class A Stock and the Common Stock of COG shall be $8.80 per share.
     2.2  Closing
     (a) The closing of the sale of the Assets (the "Closing") has occurred simultaneously with the execution of this Agreement on the date hereof (the "Closing Date").
     (b)  At the Closing, COG has issued to Comdisco the COG Shares.
     (c) At the Closing, (i) Comdisco has delivered to COG the Assignment, Bill of Sale and Conveyance of Working Interests, Royalty Interests and Mineral Interests attached hereto as Exhibit 2.2(c) for the Assets, (ii) Comdisco has paid to COG any and all proceeds received by Comdisco attributable to the Assets and relating to the period beginning with the Effective Date and ending with the date hereof (the "Post Effective Period"), net of all direct costs reasonably incurred and paid by Comdisco and Comdisco Predecessors attributable to the Assets for the Post Effective Period, including Prepaid Expenses and (iii) Comdisco and COG have taken such other action as is required to consummate the transactions contemplated by this Agreement and relating to the Assets, including without limitation, the actions, delivery of documents and other matters listed in Schedule 2.2(c)(iii).
     (d) From and after the Closing until October 1, 1994 at 7:00 a.m., Duncan Energy Company shall continue to operate those properties included in the Assets that it operated immediately prior to the Closing, to the extent such continued operation is permitted under the terms of existing operating agreements, and neither Comdisco nor Duncan Energy Company shall have any liability to COG for any loss or damage arising out of such continued operations except to the extent caused by the willful misconduct or gross negligence of Duncan Energy Company. Duncan Energy Company shall be a third-party beneficiary of the provisions of this Section 2.2(d).
                      ARTICLE 3. - REPRESENTATIONS AND
                            WARRANTIES OF COMDISCO
     Comdisco represents and warrants to COG, with respect to Sections 3.1, 3.2, 3.3, 3.4, 3.10, 3.11 and 3.17, as of the date hereof, and with respect to all other Sections of Article 3, as of August 26, 1994, that:
     3.1 Title. Comdisco is conveying to COG all right, title and interest in the Assets which was held by the Comdisco Predecessors immediately prior to the distribution of the Assets to Comdisco.
     3.2  Corporate Organization.
     Each of Comdisco, Inc., Comdisco Exploration, Inc. and Comdisco Resources, Inc. is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, is duly qualified to transact business as a foreign corporation and is in good standing in any jurisdiction where the failure to so qualify may have a material adverse effect on, the Assets, or the transactions contemplated herein.
     3.3  Authority.
     Each of Comdisco, Inc., Comdisco Exploration, Inc. and Comdisco Resources, Inc. has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and the other documents and agreements contemplated hereby, and to perform its obligations under this Agreement and the other documents and agreements contemplated hereby. It being expressly understood that each of their execution and delivery of, and performance of all their respective obligations under this Agreement have been duly and validly authorized by any necessary corporate action on each of their part. The consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with, (1) any judgment, decree, order, statute, rule, or regulation applicable to any of them or (2) any provision of their respective governing documents, or any agreement or instrument to which any of them is a party or by which any of them is bound, except as waived in writing prior to the Closing or as listed in Schedule 3.3.
     3.4  Legality.
     This Agreement, and all documents and instruments required hereunder to be executed and delivered by Comdisco at the Closing, constitute legal, valid and binding obligations of Comdisco in accordance with their respective terms.
     3.5  Claims.
     Except as provided in Schedule 3.5, there are no material claims, suits or demands pending in any court or before any arbitrator or governmental agency, domestic or foreign, to which Comdisco is a named party, or of which Comdisco has knowledge (as defined in Section 13.15), and which pertain specifically to a portion of the Assets, and which, if decided adversely to Comdisco, would result in impairment or loss of Comdisco's title to any part of the Assets or the value thereof, or which might hinder or impede, in any material respect, the operation of the Assets.
     3.6  Environmental.
     Except as disclosed in Schedule 3.6, neither Comdisco nor any Comdisco Predecessor has received any notice, citation or order with respect or relating to and otherwise have no knowledge of the generation, use, transportation, treatment, storage, release or disposal of any Hazardous Substance in violation of or which may result in material liability under any applicable laws, rules, regulations or interpretations thereof, on, in or around the Leases or any part thereof (for purposes of this Agreement, "Hazardous Substance" means substances that are defined or listed in, or otherwise classified pursuant to, any statutes, laws, rules, regulations or interpretations thereof applicable to Comdisco or any Comdisco Predecessor as "hazardous substances," "hazardous materials," "hazardous wastes" or "toxic substances," (or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, radioactivity, carcinogenicity, or "toxicity,") and petroleum and drilling fluids, produced waters or other wastes associated with the exploration, development, or production of crude oil, natural gas or geothermal energy).
     3.7  Preferential Rights.
     The only Assets subject to a preferential right to purchase or a consent to assign are those indicated on Schedule 3.7;
     3.8  Contracts.
     To Comdisco's knowledge, Comdisco (as the assignee of the Comdisco Predecessors) is in compliance with all material terms of any and all material farmout agreements, joint operating agreements and leases relating to the Assets.
     3.9  Duncan Energy Claims.
     At the Closing, Comdisco can and is conveying to COG the Assets, free of any further obligation to pay management fees to Duncan Energy Company and all rights of Duncan Energy Company or any ownership rights of NBB Oil & Gas Partners (U.S.A.) or its affiliates other than Comdisco, Inc.
     3.10 Participation Rights.
     The general partners of Duncan Energy Company or NBB Oil & Gas Partners (U.S.A.) or their respective past or present affiliates will not have any rights to participate in wells drilled by COG on the property acquired from Comdisco.
     3.11 Accredited Investor Status.
     Each of Comdisco, Inc., Comdisco Exploration, Inc. and Comdisco Resources, Inc. is an "accredited investor" as defined under the rules promulgated pursuant to the Securities Act of 1933 and is acquiring Class A Stock hereunder for investment purposes only and not with a view to distribution.
     3.12 Consents.
     Except as listed in Schedule 3.12, all consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by Comdisco and which are necessary for the execution and delivery by Comdisco of this Agreement and the documents to be executed and delivered by Comdisco in connection herewith have been obtained and satisfied, other than such consents which (i) may be obtained in the ordinary course of business after the Closing or (ii) the failure to obtain prior to the Closing will not have a material and adverse effect on the property being assigned to COG to which such consent relates.
     3.13 Information.
     Comdisco has given COG full access to all files in the possession or control of Comdisco and each Comdisco Predecessor or their affiliates, relating to the Assets, except where restricted by confidentiality agreements.
 Further, to the knowledge of Comdisco, the information provided to the petroleum engineers of the Comdisco Predecessors for the preparation of the most recent reserve reports listed in Schedule 3.13, provided to COG was on the date given, accurate and complete in all material respects.
     3.14 Violation of Law.
     To the knowledge of Comdisco, neither it nor Duncan Energy Company are in violation of any applicable federal, state or local law, statute, order, rule or regulation (collectively "laws") relating to or affecting the operation, conduct or ownership of the Assets, which violation or violations, individually or in the aggregate might have a material adverse effect, individually or in the aggregate, on the Assets or prospects of COG as the potential owner or operator thereof.
     3.15 Recent Developments.
     Since the Effective Date, to the knowledge of Comdisco, there has been no material and adverse development relating to the Assets as a whole, other than relating to the oil and gas industry as a whole or as listed in Schedules 1.4 and 3.5.
     3.16 Plugging Liability.
     To the knowledge of Comdisco, there are no wells located on the Leases other than in the Delaware-Childers Field, in Nowata, Oklahoma, for which there is a current obligation to plug and abandon.
     3.17 Acknowledgment Regarding Dissolution.
     Comdisco acknowledges that COG has not reviewed the documents relating to the dissolution of NBB Oil & Gas Venture (U.S.A.) and that COG may look exclusively to Comdisco for any remedy due COG for breach of this Agreement.
              ARTICLE 4. - COG'S REPRESENTATIONS AND WARRANTIES
     COG represents and warrants to Comdisco, with respect to Sections 4.1, 4.2, 4.3 and 4.7, as of the date hereof, and with respect to all other Sections of Article 4, as of August 26, 1994 that:
     4.1  Organization.
     COG is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, is duly qualified to transact business as a foreign corporation and is in good standing in any jurisdiction where the failure to so qualify would have a material adverse effect on its business or on the operation of assets acquired hereunder.
     4.2  Authority.
     COG has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and the other documents and agreements contemplated hereby, and to perform its obligations under this Agreement and the other documents and agreements contemplated hereby. COG's execution and delivery of, and its performance of all its obligations under this Agreement have been duly and validly authorized by any necessary corporate action on the part of COG. The consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with, (1) any judgment, decree, order, statute, rule, or regulation applicable to COG or
(2) any provision of COG's governing documents, or any agreement or instrument to which it is a party or by which it is bound, except as waived in writing prior to the Closing or as listed in Schedule 4.2.
     4.3  Legality.
     This Agreement, and all documents and instruments required hereunder to be executed and delivered by COG at the Closing, constitute legal, valid and binding obligations of COG in accordance with their respective terms.
     4.4  Claims.
     Except as provided in Schedule 4.4, there are no material claims, suits or demands pending in any court or before any arbitrator or governmental agency, domestic or foreign, to which COG is a named party, or of which COG has knowledge, which, if decided adversely to COG, would have a material adverse effect on the operation of COG's business.
     4.5  Environmental.
     Except as disclosed in Schedule 4.5, COG has not received any notice, citation or order with respect or relating to and otherwise has no knowledge of the generation, use, transportation, treatment, storage, release or disposal of any Hazardous Substance in violation of or which may result in material liability under any applicable laws, rules, regulations or interpretations thereof, on, in or around any part of the properties owned or operated by COG on the Closing Date or, with respect to properties sold prior to Closing, within the three years preceding the Closing.
     4.6  Contracts.
     To COG's knowledge, it is in compliance with all material terms of any and all material farmout agreements, joint operating agreements and leases to which it is a party or by which it is bound or by which its properties are affected.
     4.7  Capital Structure.
     The authorized capital stock of COG consists of 20,000,000 shares of common stock with $0.01 par value, 5,000,000 shares of Class A Stock and 100,000 shares of preferred stock, with $0.01 par value, 6,903,000 shares of such common stock are issued and outstanding and are owned as set forth on
Schedule 4.7 (the "COG Issued Stock"). There are no shares of preferred stock or Class A Stock outstanding other than issued pursuant to this Agreement.
All of the COG Issued Stock has been validly issued and is fully paid and non-assessable. Schedule 4.7 sets forth the only options, warrants or other rights to purchase or otherwise acquire capital stock of COG, other than under this Agreement or the documents executed at the Closing. COG has not declared or paid any dividend or distribution, other than a stock split or dividend, since the Effective Date.
     4.8  Taxes.
     COG has prepared and filed all federal, state and local tax returns and tax reports required to be filed to date with appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed. All taxes and estimated taxes (including any penalties or interest) imposed by or payable to any governmental taxing authority with respect to the operations or ownership of property and assets of COG have been fully paid or adequately provided for in COG's consolidated balance sheet dated December 31, 1993, except taxes based on operations since that date.
All tax returns and reports to date have been, and all such returns and reports filed were at the time filed, true and correct.
     4.9  Financial Information.
     The "COG's Financial Information" set forth in Schedule 4.9(i)(A): (a) is complete and correct in all respects, (b) was prepared in conformity with (in the case of financial statements) generally accepted accounting principles consistently applied and (c) together with the June 1, 1994, unaudited financial statements set forth in Schedule 4.9(B),fairly and accurately presents the financial condition of COG as at the dates presented and the results of operations of COG for the periods covered in accordance with the books and records of COG, which have been maintained in accordance with generally accepted accounting principles, consistently applied. To the knowledge of COG, except as listed in Schedule 4.9(ii) there have been no material changes in the financial condition or business of COG since the date of the COG Financial Information.
     4.10 Violation of Law.
     To the knowledge of COG, COG is not in violation of any applicable federal, state or local law, statute, order, rule or regulation (collectively "laws") relating to or affecting the operation, conduct or ownership of the property or business of COG which violation or violations, individually or in the aggregate might have a material adverse effect, individually or in the aggregate, on the financial condition, assets, business, properties, or prospects of COG.
     4.11 Insurance.
     COG maintains in full force and effect insurance policies which are standard in the oil and gas industry for the nature and practice of its business operations or as required by applicable law.
     4.12 Old COG Assets.
     The Assets which COG purchased from Consolidated Oil & Gas, Inc., a Colorado corporation, were acquired free and clear of all claims of third parties, pursuant to the order of the United States Bankruptcy Court and such assets are not under the continuing jurisdiction of the United States Bankruptcy Court.
     4.13 Benefit Plans.
     COG does not have and never has had an employee benefit plan or pension plan which could create any material liability for COG.
     4.14 Other Liabilities.
     Except as and to the extent (a) specifically reflected (through a reserve or otherwise) in the COG Financial Information, (b) arising from the documents executed at the Closing, or (c) otherwise disclosed in Schedules 4.4, 4.9(i) or 4.9(ii), COG does not have any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due (including, without limitation, any liability for taxes and interest, penalties and other charges payable with respect to any such liability or obligation) which are material to the condition (financial or otherwise), assets, properties, business or prospects of COG taken as a whole.
     4.15 Recent Developments and Defaults.
     Since the Effective Date, to COG's knowledge, there has been no material and adverse development relating to COG, other than relating to the oil and gas industry as a whole or as listed in Schedules 4.4 and 4.9(ii). To the knowledge of COG, it is not in default under any material agreement which will not be cured within the ordinary course of business.
     4.16 Information.
     COG has given Comdisco full access to all files in the possession and control of COG, except where such access may be restricted by confidentiality agreements. Further, to the knowledge of COG, (a) the information set forth on Schedule 4.16 as of August 15, 1994 and (b) the information provided by COG to its petroleum engineers for the preparation of the reserve reports listed in Schedule 4.16, provided to Comdisco on the date so provided, were accurate and complete in all material respects.
               ARTICLE 5. - ACCESS TO AND COPIES OF INFORMATION
     On or before 45 days after the date of the Closing, Comdisco shall deliver to COG, at Comdisco's sole cost and expense, copies of all abstracts of title, title opinions, title files, lease maps (black & white copies), lease files, assignments, division orders, check vouchers, payout statements and agreements pertaining to the Assets insofar as the same may now be in existence and in the possession of Comdisco or their affiliates. Prior to the delivery of such information, COG shall have access to such information during normal business hours. COG shall have the right to copy, at its own expense, such other maps or documents as may be useful in its ownership of the Assets.
              ARTICLE 6. - PRICE ADJUSTMENT FOR DEFECTIVE TITLE
     6.1  Title Procedure.
     (a) As used herein, the term "Defensible Title" shall mean, as to the Assets, such title that, subject to and except for the Permitted Encumbrances (as hereinafter defined): (i) entitles Comdisco to receive not less than the "Net Revenue Interest" set forth in Exhibit A of all oil, gas and associated liquid and gaseous hydrocarbons produced, saved and marketed from the presently producing formations in the presently producing wells located on the Assets; (ii) obligates Comdisco to bear costs and expenses relating to the maintenance, development and operation of the presently producing wells located on the Assets in an amount not greater than the "Working Interest" set forth in Exhibit A; and (iii) is free and clear of material encumbrances, liens and defects.
     (b)  The term "Permitted Encumbrances," as used herein, shall mean;
     (1) lessors' royalties, overriding royalties and division orders and sales contracts covering oil, gas or associated liquid or gaseous hydrocarbons, reversionary interests and similar burdens if the net cumulative effect of such burdens does not operate to reduce the Net Revenue Interest of any Asset to less than the Net Revenue Interest set forth in Schedule 1.11;
     (2) preferential rights to purchase and required third party consents to assignments and similar agreements with respect to which (i) waivers or consents are obtained from the appropriate parties, (ii) the appropriate time period for asserting such rights has expired without an exercise of such rights, or (iii) with respect to consents, such consent need not be obtained prior to an assignment, or failure to obtain such consent will not have a material adverse effect on the value of the producing properties to COG;
     (3) liens for taxes or assessments not yet due or not yet delinquent or, if delinquent, that are being contested in good faith in the normal course of business;
     (4) all rights to consent by, required notices to, filings with, or other actions by governmental or tribal entities in connection with the sale or conveyance of oil and gas leases or interests therein if the same are customarily obtained subsequent to such sale or conveyance;
     (5)  rights of reassignment;
     (6) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, logging, canals, ditches, reservoirs or the like; conditions, covenants or other restrictions; and easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the Assets;
     (7) all other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects and irregularities affecting the Assets (including, without limitation, liens of operators relating to obligations not yet due or pursuant to which Comdisco is not in default) that are not such as to interfere materially with the operation, value or use of the Assets;
     (8) the terms and conditions of all Leases and all agreements, orders, instruments, documents and other matters affecting the Assets (including, without limitation, production sales contracts, division orders, contracts for sale, purchase, exchange, refining, or processing of hydrocarbons, unitization and pooling designations, declarations, orders and agreements, operating agreements, agreements of development, area of mutual interest agreements, gas balancing or deferred production agreements, processing agreements, plant agreements, pipeline, gathering and transporting agreements, injection, repressuring and recycling agreements, carbon dioxide purchase or sale agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements) which are customary in the oil, gas, sulphur and other mineral exploration, development or extraction business or in the business of processing of gas and gas condensate production for the extraction of products therefrom, provided that the foregoing do not operate to reduce the Net Revenue Interest, nor increase the Working Interest, of Comdisco in the Assets as reflected in Exhibit A (unless, in the case of an increased Working Interest, Comdisco's Net Revenue Interest is proportionately increased); and
     (9) rights reserved to or vested in any municipality or governmental, tribal, statutory or public authority to control or regulate any of the Assets in any manner, and all applicable laws, rules and orders of governmental and tribal authority.
     (c) The term "Title Defect" as used herein shall mean any material encumbrance, encroachment, irregularity, defect in or objection to Comdisco's title to the Assets (expressly excluding Permitted Encumbrances), that alone or in combination with other defects renders Comdisco's title to the Assets less than Defensible Title. In evaluating whether an encumbrance, encroachment, irregularity, defect in or objection to title is material, due consideration shall be given to the length of time that the Leases have been producing hydrocarbon substances, whether the Assets are in "pay status" and whether such defect is of the type expected to be encountered in the area involved and is customarily acceptable to prudent operators and interest owners. (As used herein, "pay status" shall mean payment is being made by a third party for the production from the Assets without indemnity from Comdisco or the Comdisco Predecessors except such indemnities as are customarily included in division orders, transfer orders, product purchase agreements and similar instruments commonly used in connection with the payment of proceeds from production.) Such usual and customary defects include, without limitation, defects that have been cured by possession under applicable statutes of limitation, defects in the early chain of title such as failure to recite marital status in documents, omission of heirship or succession proceedings, lack of survey and failure to record releases of liens, production payments or mortgages that have expired of their own terms to the extent such defects represent matters that are not reasonably expected to result in claims that will adversely affect Comdisco's title to the Interests.
 Materialmen's, mechanics', repairmen's, employees', contractors', operators' or other similar liens or charges arising in the ordinary course of business incidental to construction, maintenance or operation of the Assets shall not constitute a Title Defect (i) if they have not been filed pursuant to law,
(ii) if filed, they have not yet become due and payable or payment is being withheld as provided by law or (iii) if their validity is being contested in good faith by appropriate action.
     (d) "Defective Interests" shall mean those portions of the Assets affected by Title Defects and of which Comdisco has been given notice by COG prior to 90 days after the Closing. Such notice shall be in writing and shall include (i) a description of the Defective Interests, (ii) the basis for the defects that COG believes causes such portions of the Assets to be treated as Defective Interests and (iii) the value of the Defective Interests based upon the Allocated Values of the affected Assets as set forth in Part II of
Schedule 1.11 hereto, and the computations and information upon which COG's valuation is based. COG shall be deemed to have waived all Title Defects of which Comdisco has not been given such notice. In determining which portions of the Assets are Defective Interests, it is the intent of the parties to include only those portions of the Assets affected by Title Defects. If a Defective Interest constitutes an interest in, but not totally comprising, a producing property to which an Allocated Value has been set forth in Part II of Schedule 1.11, the value of such Defective Interest shall be equal to such Allocated Value proportionately reduced to the portion of such Asset affected by the Title Defect.
     (e) Comdisco has the right but not the obligation, at its sole cost and expense, to attempt to cure Title Defects causing any Assets to be treated as Defective Interests. Such right to cure shall expire 30 days after the expiration of the 90-day period set forth in paragraph (d) above, or, if a Title Defect requires a longer period to cure in the exercise of reasonable diligence, such longer period not to exceed six months after the end of such 90-day period. COG shall grant additional extensions of such cure period as may be reasonably necessary, to the extent that such Title Defect does not materially impair the benefit of such property to COG during such period.
     (f) If Comdisco disputes the existence of any Title Defect properly asserted by COG in accordance with paragraph (d) above or the value of a Defective Interest claimed by COG; if COG disputes the effectiveness of the cure of a Title Defect pursuant to paragraph (e) above or if either party disputes the impairment caused by any Title Defect caused during any proposed extension of the cure period, the parties shall meet to attempt good faith resolution of such dispute. If the parties fail to resolve such issue within 10 days after such meeting, the dispute shall be submitted for final resolution to David G. Stolfa, Esq. of Denver, Colorado or, if he is unavailable, another Denver attorney with at least 10 years' experience examining title to oil and gas properties in the Rocky Mountain and mid-continent region and reasonably acceptable to all parties hereto (the "Title Arbitrator"). The Title Arbitrator may consider such matters and hear such evidence as the Title Arbitrator deems advisable to render a decision. The decision of the Title Arbitrator shall be in writing, shall be final and binding upon the parties, and may be enforced in a court of competent jurisdiction. COG and Comdisco shall each bear their own legal fees and costs incurred in presenting their case, but the charges and expenses of the Title Arbitrator shall be shared equally by COG and Comdisco.
     6.2  Rights of the Parties with Respect to Defective Interests.
     As used in this Section 6.2 and in Section 6.3, the term "Final Determination" means the mutual decision of the parties or, if no such decision is reached by the parties, the decision of the Title Arbitrator confirming the existence and setting the value of a Defective Interest as to which the Title Defect has not been cured. Upon Final Determination, COG shall convey title to such Defective Interest to Comdisco by recordable assignment containing a special warranty of title against liens, encumbrances and defects created by, through or under COG but not otherwise, and Comdisco shall return to COG shares of Class A Common Stock which had a fair market value at the Closing equal to the value of such Defective Interest. Upon delivery of such assignment, and from time to time thereafter as necessary, COG shall pay Comdisco an amount equal to all proceeds of production theretofore paid to COG with respect to such Defective Interest.
     6.3  Excessive Defective Interests.
     If the aggregate value of all Defective Interests to be returned to Comdisco exceeds twenty percent of the Purchase Price, either COG or Comdisco may elect to withdraw from the transaction described in this Agreement by delivering written notice to the other party within ten days after the date on which a Final Determination as to a Defective Interest causes the aggregate value of all Defective Interests to exceed such amount. The calculation of the aggregate value of all Defective Interests shall not include those Defective Interests as to which a cure of the applicable Title Defect has been effected or those Defective Interests as to which COG has failed to notify Comdisco as provided in paragraph 6.1(d) or has otherwise waived the Title Defects affecting such Defective Interests. Upon such election by a party, all parties shall take such actions as are necessary to return or reassign all Assets and return all Class A Stock transferred hereunder and return all parties as nearly as practicable, to the respective positions they held prior to the execution hereof, with each party bearing its own costs for such transactions.
                            ARTICLE 7. - COVENANTS
     7.1  Non-Distribution of Class A Stock.
     Except as otherwise restricted in the Shareholders Agreement of even date herewith, until after one year from the Closing Date, Comdisco shall not distribute or convey, by liquidation, transfer, assignment or otherwise, the Class A Stock to any person except among the controlled affiliates of Comdisco, without the consent of COG.
     7.2  Consents.
     If any contract or agreement relating to an Asset provides for or requires a preferential right to purchase, consent to assignment or approval to the assignment of the Assets, which has not been obtained prior to Closing, then Comdisco and COG shall use their respective best efforts, with respect to matters which they have the ability to legally influence, to obtain all such consents, approvals, waiver and/or all agreements from all holders of these rights.
     7.3  Post Effective Revenue and Costs.
     Comdisco shall within 20 days of receipt forward to COG all proceeds attributable to the Assets and relating to the Post Effective Period not paid at Closing. COG shall within 20 days of receipt of an invoice from Comdisco reimburse it for any direct costs not deducted from the payment made at Closing pursuant to Section 2.2(c), which was reasonably incurred by it during the Post Effective Period, in relation to the operation or ownership of the Assets.
     7.4  Legal Claims.
     For one year from the date hereof, Comdisco shall promptly notify COG, if Comdisco has knowledge of any suit, lessor demand, action, or other proceeding before any court, arbitrator, or governmental agency and any cause of action which Comdisco in good faith believe may result in impairment or loss of COG's interests in any portion of the Assets or which might hinder or impede the operation of the Assets.
     7.5  Additional Covenants of COG.
     COG shall cooperate with Comdisco to obtain the release of Comdisco from all Assumed Liabilities. COG shall in good faith perform or honor its obligations under the Assumed Liabilities, except to the extent COG is contesting any such Assumed Liability in a bona fide dispute.
                             ARTICLE 8. DELETED.
                        ARTICLE 9. - EFFECT OF CLOSING
     9.1  Assumed Liabilities; Pre-Closing Liabilities.
     After the Closing, COG shall own the Assets, together with all the rights, duties, obligations and liabilities accruing after the Effective Time, including the Assumed Liabilities directly relating to the Assets and COG's indemnity obligations hereunder. COG agrees to assume and pay, perform, fulfill and discharge all such Assumed Liabilities. To the extent not included in such Assumed Liabilities, or those matters for which Comdisco is indemnified, Comdisco agrees to pay, perform, fulfill and discharge all costs, expenses and liabilities incurred by Comdisco with respect to the ownership or operation of the Assets and due and payable or to be performed prior to the Closing Date, subject to the provisions of Sections 2.2(c) and 7.3.
                             ARTICLE 10. DELETED.
                             ARTICLE 11. DELETED.
                        ARTICLE 12. - INDEMNIFICATION
     12.1 Indemnification of Each Party.
     (a) Indemnification by Comdisco. Comdisco shall indemnify and hold harmless COG and its shareholders, agents, officers, directors and affiliates in respect of any and all claims, losses, damages, liabilities and expenses (including, without limitation, settlement costs and any legal or other expenses for investigating or defending any actions or threatened actions), together with interest thereon at the rate of seven percent (7%) per annum, compounded annually from the date incurred until paid, reasonably incurred by COG or such other indemnified persons in connection with or as a result of losses incurred by them as a result of the breach by Comdisco of any representation, warranty or covenant of this Agreement, or from any liability
(i) listed in Schedule 3.5 which is not expressly assumed in writing by COG or
(ii) listed in Schedule 3.6.
     (b) Indemnification by COG. COG shall indemnify and hold harmless Comdisco and its owners, agents, officers, directors and affiliates in respect of any and all claims, losses, damages, liabilities and expenses (including, without limitation, settlement costs and any legal or other expenses for investigating or defending any actions or threatened actions), together with interest thereon at the rate of seven percent (7%) per annum, compounded annually from the date incurred until paid, reasonably incurred by Comdisco or such other indemnified persons in connection with or as a result of losses incurred by Comdisco as a result of the breach by COG of any representation, warranty or covenant of this Agreement or from any liability referred to in
Schedule 1.4 or otherwise expressly assumed in writing by COG.
     12.2 Payment of Claims. The indemnified party or any successor thereto (the "Indemnified Person") shall give the indemnifying person or any successor thereto (the "Indemnifying Person") prompt notice of any occurrence of, or any payment with respect to, any loss. Upon incurrence or payment by the Indemnified Person or any other indemnitee hereunder of any loss, the Indemnified Person or such indemnitee shall be entitled to prompt payment in cash of the amount of such payment or loss. Notwithstanding the foregoing, the portion of the loss attributable to a breach of a representation or warranty relating to the value of the Assets or the Class A Common at the Closing shall be referred to as a "Stock Loss" and shall be paid solely in Class A Stock. The amount of Class A stock returned by or issued to Comdisco relating to a Stock Loss shall be determined by readjusting the relative values of the Assets and the Class A Stock as of the Effective Date, after accounting for the Stock Loss. All payments made by the Indemnifying Person to the Indemnified Person pursuant to this Article 12 shall be treated for tax purposes as an adjustment of the Purchase Price.
     12.3 Claims for Indemnification.
     Within ten days after receipt by the Indemnified Person of notice of any claim or the commencement of any action which the Indemnified Person believes may give rise to a claim for indemnification under this Agreement, the Indemnified Person shall notify the Indemnifying Person in writing of the claim or the commencement of such action, but failure to give such notice shall not relieve the Indemnifying Person of any liability hereunder except for any fees or expenses unreasonably incurred in connection therewith prior to such notice or to the extent such failure actually prejudices the Indemnifying Person with respect to such claim or action. Thereafter, the Indemnified Person shall deliver to the Indemnifying Person, within seven days after the Indemnified Person's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Person relating to such claim or action. Any claims for indemnification hereunder must be asserted in writing to the Indemnifying Person before the expiration date and later applicable survival period set forth in Section 12.5 hereof, but litigation asserting any such claims for indemnification may be commenced subsequent to the expiration of the applicable survival period.
     12.4 Notice and Defense of Third Party Claims.
     (a) If any third party demand, claim, action or proceeding shall be brought or asserted under this Article 12 against an Indemnified Person in respect of which indemnity may be sought under this Article 12 from an Indemnifying Person, the Indemnified Person shall give prompt written notice thereof to the Indemnifying Person who shall have the right to assume its defense including the hiring of counsel reasonably satisfactory to the Indemnified Person and shall have the obligation to pay all expenses subject to the obligation of the Indemnifying Person in good faith to take all steps reasonably necessary in the defense or settlement thereof; except that any delay or failure to so notify the Indemnifying Person shall relieve the Indemnifying Person of its obligations under this Article 12 only to the extent, if at all, that it is prejudiced by reason of such delay or failure.
     (b) The Indemnified Person shall have the right to employ separate counsel in any of the foregoing actions, claims or proceedings and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Person unless both the Indemnified Person and the Indemnifying Person are named as parties and the Indemnified Person shall in good faith determine that the representation by the same counsel is inappropriate.
     (c) If the Indemnifying Person, within ten days after receipt of notice of any such action or claim, does not assume the defense thereof, the Indemnified Person shall have the right to undertake the defense, compromise or settlement of such action, claim or proceeding for the account of the Indemnifying Person.
     (d) Anything in this Article 12 to the contrary notwithstanding, the Indemnifying Person shall not, without the Indemnified Person's prior consent, settle or compromise any action or claim or consent to the entry of any judgment with respect to any action, claim or proceeding for anything other than money damages paid by the Indemnifying Person. The Indemnifying Person may, without the Indemnified Person's prior consent, settle or compromise any such action, claim or proceeding or consent to entry of any judgment with respect to any such action or claim that requires solely the payment of money damages by the Indemnifying Person and that includes as an unconditional term thereof the release by the claimant or the plaintiff of the Indemnified Person from all liability in respect of such action, claim or proceeding. With respect to any other proposed settlement or compromise of any such matter, the Indemnifying Person shall not expressly consent to a settlement or compromise of, or expressly consent to the entry of any judgment arising from, any such action, claim or proceeding without the prior written consent of the Indemnified Person, not to be unreasonably withheld, it being understood that in considering whether or not to give such consent the Indemnified Person is entitled to take into account its exposure under such settlement, consent or other judgment on account of the limitations on the Indemnifying Person's liability provided in this Article 12 and the implications of such settlement, compromise or judgment on the future conduct of the business activities of the Company or of the Indemnifying Person.
     (e) If with respect to a third-party claim hereunder, the Indemnifying Person neither (i) acknowledges nor disclaims its obligation to indemnify each of the Indemnified Persons pursuant hereto nor (ii) otherwise elects to have an Indemnified Person assume the defense of such claim, such Indemnified Person may defend against such third-party claim, as the case may be, or any related legal proceeding in such manner as, in good faith, it may deem appropriate, but may not expressly consent to the settlement or compromise of, or expressly consent to the entry of a judgment arising from, any such claim or legal proceeding without the prior written consent of the Indemnifying Person (not to be unreasonably withheld, it being understood that in considering whether or not to give such consent the Indemnifying Person shall afford due merit to the limitations on its liability provided in this Article 12 and the Indemnified Person's reasonable assessment of the implications of such settlement, compromise or judgment on the future conduct of the business activities of the Company or of the Indemnifying Person). If an Indemnified Person assumes the defense of any such claim or litigation pursuant to the foregoing, it shall select counsel reasonably acceptable to the Indemnifying Person to conduct such defense. The Indemnifying Person shall be entitled to participate in (but not control) the defense of any such action, employing its own counsel and at its own expense.
     (f) If, with respect to a third-party claim hereunder, the Indemnifying Person disclaims his obligation to indemnify any Indemnified Person pursuant hereto, such Indemnified Person may defend against such claim or related legal proceeding with such counsel and in such manner as it deems appropriate, and may consent to the settlement or compromise of, or consent to the entry of a judgment arising from, such claim or legal proceeding without the consent of the Indemnifying Person and without prejudice to its claim for indemnity under this Article 12.
     (g) Whether or not the Indemnifying Person chooses to defend any claim or litigation for which an Indemnified Person may be entitled to indemnification hereunder, each of the parties hereto shall cooperate in good faith in the defense thereof.
     12.5 Survival of Representations and Warranties.
     All representations and warranties made in Article 3 hereof by Comdisco and in Article 4 hereof by COG shall survive the Closing and shall expire thirty days after the delivery of audited financial statements of COG for fiscal year ending December 31, 1994 to a representative of Comdisco or the sale of securities of COG pursuant to public offering registered pursuant to the provisions of the Securities Act of 1933, whichever is sooner, except (i) as to any matter as to which a claim has been submitted in writing to the Indemnifying Party prior to such date and identified as a claim for indemnification pursuant to this Article 12, or (ii) as to any matter which is based upon (a) fraud by either party, with respect to which the cause of action in favor of the other party shall expire only upon expiration of the applicable statute of limitations, or (b) the authority of either party to enter into this Agreement or consummate the transactions contemplated herein which shall survive indefinitely. No claim or action for breach of any representation or warranty shall be asserted or maintained by any party hereto after the expiration of such representation or warranty pursuant to the preceding sentence except for claims made in writing prior to such expiration or actions (whether instituted before or after such expiration) based on any claim made in writing prior to such expiration. Any statement that representations and warranties "shall survive" shall mean that the right to claim indemnification for the inaccuracy of any representation or warranty shall continue until the time specified in this Section 12.5.
                         ARTICLE 13. - MISCELLANEOUS
     13.1 Filing and Recording of Assignments.
     COG shall be solely responsible for all filings and recording of assignments and other documents related to the Assets and for all fees connected therewith, and upon request COG shall advise Comdisco of the pertinent recording data. Comdisco shall not be responsible for any loss to COG because of COG's failure to file or record documents correctly or promptly. COG shall promptly file all appropriate forms, declarations or bonds with Federal and State agencies relative to its assumption of operations and Comdisco shall cooperate with COG in connection with such filings.
     13.2 Further Assurances and Records.
     (a) After the Closing each of the parties will execute, acknowledge and deliver to the other such further instruments and take such other action, as may be reasonably requested in order to more effectively assure to said party all of the respective properties, rights, titles, interests, estates and privileges intended to be assigned, delivered or inuring to the benefit of such party in consummation of the transactions contemplated hereby.
     (b)  Deleted.
     (c) To the extent not obtained or satisfied as of Closing, Comdisco agrees to continue to use all reasonable efforts, but without any obligation to incur any cost or expense in connection therewith, and to cooperate with COG's efforts to obtain for COG (i) access to files, records and data relating to the Assets in the possession of third parties; and (ii) access to wells constituting a part of the Assets operated by third parties for purposes of inspecting same.
     13.3 Notices.
     Except as otherwise expressly provided herein, all communications required or permitted under this Agreement shall be in writing, and any communication or delivery hereunder shall be deemed to have been duly given and received four days after deposit in the U.S. Mail, postage prepaid, the next business day, if sent by facsimile or sent by nationally recognized overnight delivery service or upon actual receipt, whichever is sooner, to the address of the party to be notified as set forth below and addressed as follows:
If to Comdisco                  611 N. River Road
                                Rosemont, Illinois  60018
                                Attention:  Mr. Richard A. Finocchi
                                Telephone No.:  (708) 518-5090
                                Fax No.:  (708) 518-5540
with respect to title matters:
                                Bruce Johnston
                                Duncan Energy Company
                                1777 S. Harrison St., #P_1
                                Denver, Colorado  80210
                                Telephone No.:  (303) 759-6221
                                Fax No.:  (303) 759-0902
If to COG:                      Consolidated Oil & Gas, Inc.
                                410 17th Street
                                Suite 2300
                                Denver, Colorado 80202
                                Attention:  J. W. Decker
                                President and Chief Executive
                                Officer
                                Telephone No.:  (303) 893-1225
                                Fax No.:  (303) 893-0946
     Any party may, by written notice so delivered to the other, change the address to which delivery shall thereafter be made.
     13.4 Entire Agreement.
     This Agreement, the exhibits hereto and the Schedules hereto delivered pursuant to this Agreement contain the entire agreement between the parties hereto with respect to the transactions contemplated herein and, except as provided herein, supersede all prior oral and written and all contemporaneous oral negotiations, commitments, writings and understandings. The parties are not relying on any inducement whatsoever other than that represented by this Agreement in executing and delivering this Agreement.
     13.5 Modifications, Amendments and Waivers.
     At any time prior to the 180 days after the Closing or termination of this Agreement, COG, on the one hand, and Comdisco, on the other hand, may, by written agreement
     (a) extend the time for the performance of any of the obligations or other acts of the other party hereto;
     (b) waive any inaccuracies in the representations and warranties made by the parties contained in this Agreement or in the Exhibits or Schedules hereto or any other document delivered pursuant to this Agreement; and
     (c) waive compliance with any of the covenants or agreements of the other parties contained in this Agreement.
     13.6 Interpretation.
     The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     13.7 Severability.
     Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.
     13.8 Parties in Interest.
     This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors.
     13.9 Governing Law.
     THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS, AND NOT THE LAW PERTAINING TO CHOICE OR CONFLICT OF LAWS, OF THE STATE OF COLORADO, EXCEPT AS TO MATTERS OF TITLE AND CONVEYANCING WHICH SHALL BE GOVERNED BY THE LAWS OF THE STATE IN WHICH THE LEASE IS SITUATED. THE PARTIES HEREBY AGREE THAT IN THE EVENT ANY DISPUTE ARISES OVER THE INTERPRETATION OR ENFORCEMENT OF THIS AGREEMENT, VENUE AND JURISDICTION SHALL BE PROPER IN THE DISTRICT COURT FOR THE CITY AND COUNTY OF DENVER, COLORADO.
     13.10 Arbitration.
     Any controversy, dispute, or claim arising out of, in connection with, or in relation to, the interpretation, performance or breach of this Agreement, including, without limitation, the validity, scope and enforceability of this Section, may at the election of Comdisco or COG, delivered pursuant to the terms hereof, be solely and finally settled by arbitration conducted in Colorado, by and in accordance with the then existing rules for commercial arbitration of the American Arbitration Association, or any successor organization. Judgment upon any award rendered by the arbitrator(s) may be entered by the state or federal court having jurisdiction thereof. Any of the parties may demand arbitration by written notice to the other and to the American Arbitration Association ("Demand for Arbitration"). Any Demand for Arbitration pursuant to this Section shall be made before the earlier of (i) the expiration of the applicable statute of limitations with respect to such claim, or (ii) 60 days from the date on which a lawsuit is brought by the other party with respect to such claim. The parties intend that this agreement to arbitrate be valid, enforceable and irrevocable.
     13.11 Exhibits.
     All Exhibits and Schedules attached to this Agreement, and the terms of those Exhibits and Schedules which are referred to in this Agreement, are made a part hereof and incorporated herein by reference.
     13.12 Counterparts.
     This Agreement may be executed in any number of counterparts, and each and every counterpart shall be deemed for all purposes one agreement.
     13.13 Waiver.
     Any of the terms, provisions, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by the party waiving compliance and specifically referencing the fact that the waiver relates to the Agreement. Except as otherwise expressly provided in this Agreement, the failure of any party at any time or times to require performance of any provision hereof shall in no manner affect such party's right to enforce the same. No waiver by any party of any condition, or of the breach of any term, provision, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, provision, covenant, representation or warranty.
     13.14 Incidental Expenses.
     COG shall pay (i) all State or local government sales, transfer, gross proceeds, or similar taxes incident to or caused by the transfer of the Assets to COG; (ii) all documentary, transfer and other State and local government taxes incident to the transfer of the Assets to COG; and (iii) all filing, recording or registration fees for any assignment or conveyance delivered hereunder. Each party shall bear its own costs and expenses, including attorney's fees and costs, incurred in connection herewith.
     13.15 Knowledge.
     References to the "knowledge" of a party shall be deemed to mean the actual conscious knowledge of the officers or managers of such party, or in the case of Comdisco, including the managers of Duncan Energy Company or general partners of NBB Oil & Gas Partners (U.S.A.), plus the knowledge which such people would gain upon a reasonable inquiry into the facts of which they have a conscious knowledge.
     13.16 Press Release.
     The parties will not issue a press release relating to the transactions contemplated herein without the consent of the other parties.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                               COMDISCO, INC.
                               By: _________________________
                               Name: _______________________
                               Title: ______________________
                               COMDISCO EXPLORATION, INC.
                               By: _________________________
                               Name: _______________________
                               Title: ______________________
                               COMDISCO RESOURCES, INC.
                               By: _________________________
                               Name: _______________________
                               Title: ______________________
                               CONSOLIDATED OIL & GAS, INC.

                               By: _________________________
                                   J.W. Decker
                                   President

                             SCHEDULE 2.2(C)(III)
                     OTHER ITEMS DELIVERED AT THE CLOSING
     1. Officers Certificate of COG as to Certificate of Incorporation, Bylaws, incumbency, authorization and such other matters reasonably requested by Comdisco.
     2. Officers Certificate of Comdisco as to Certificate of Incorporation, Bylaws, incumbency, authorization and such other matters reasonably requested by COG.
     3. Legal Opinion of Comdisco's in_house legal counsel in form and substance acceptable to COG and its counsel regarding valid existence or good standing of Comdisco, due authorization, execution, delivery and enforcement of the Agreement and Assignment and the Shareholder Agreement and the accredited investor status of Comdisco.
     4. Legal Opinion of Gibson, Dunn & Crutcher in form and substance acceptable to the Comdisco and their counsel regarding good standing of COG, due authorization, execution, delivery and enforcement of the Agreement, the certificate of designation and Shareholder Agreement and the issuance and authorization of the Class A Stock.
     5. The Amendment of the Certificate of Incorporation of COG to include the Certificate of Designation.
     6.   The Shareholder Agreement.
     7. Such other certificates and documents reasonably requested by the parties regarding consents, notices of transfer and any other matter.
     8.   New COG Options.
     9.   Return of funds held in relation to Put Option to Comdisco, Inc.
     10. Quit Claim Deeds relating to the Assets from Comdisco Predecessor and partner of NBB Oil & Gas Ventures (U.S.A.).
     11. An assignment and assumption agreement relating to contractual obligations assumed by COG.
     12. Letters of resignation as operator for wells operated by Duncan Energy Company on the Leases and recommending COG as successor operator.
     13.  Title Arbitration Agreement.

                                 SCHEDULE 4.2
              LIST OF COG AGREEMENTS VIOLATED BY THE TRANSACTION

                                    None.

                                 SCHEDULE 4.5
                          COG ENVIRONMENTAL SCHEDULE

                                    None.

                                 SCHEDULE 4.7
                       COG STOCK OWNERSHIP AND OPTIONS

                         CONSOLIDATED OIL & GAS, INC.
                      SHAREHOLDERS - SEPTEMBER 26, 1994
                                COMMON SHARES
                                -------------
AMGO
                                          960,000
AMGO II
                                       501,000
AMGO III
84,000
SEA                                          2,256,000
FUND V                                       2,631,000
JWD                                           300,000
JAL                                             57,000
JAW                                             57,000
EDD                                             57,000

TOTAL                                       6,903,000

                                 STOCK OPTIONS
                                 -------------
JWD                                           370,000
JAL
                                            70,000
JAW
                                            70,000
EDD
                                            70,000
ARL
                                            30,000

                               SCHEDULE 4.9(I)
                          COG FINANCIAL INFORMATION

                               SCHEDULE 4.9(II)
                 LIST OF MATERIAL EVENTS SINCE EFFECTIVE DATE

     1.   Acquisition of Chorney Acreage.
     2.   Exchange of Interests in Tiffany Area Wells with Amoco.
     3.   Development of Tiffany Area Gathering System in Joint Venture with
Amoco.
     4. Commitment to expend less than $1 million on the acquisition and development/drilling of properties in East Texas.
     5.   Negotiation of New Bank Loan Facility.
     6.   Receipt of Tender Offer on 50% of GARI Stock for $16.50.
     7.   Acceptance of payoff offer of $1,751,000 for GARI Loan.
     8. Other events occurring after August 19, 1994 to be discussed with Comdisco prior to Closing.
     9. Payoff of subdebt of $3.6 million with First Reserve Funds for 136 shares of COG Common Stock.
     10. Repurchase of 57 shares of COG Common Stock for $1.5 million from a First Reserve Fund.

                                 SCHEDULE 4.4
                          LIST OF CLAIMS AGAINST COG

     1. Litigation by Southern Ute Indian Tribe against Amoco Production Company and others relating to ownership of coal gas produced from Tiffany Area wells partially owned by COG.
     2. Litigation captioned Rancho Blanco Corporation v. Columbus Energy Corporation, et al., C-94-00154-D3, District Court, Webb County Texas, relating to the Zachry 26 well, with liability to COG's interests of less than $10,000.
     3. Litigation captioned Maitalino et al. v. Columbus Energy, H-93-1083, U.S. District Court, Southern District of Texas, relating to the Ulrich Field Extension with liability to COG's interest of less than $30,000.

                               SCHEDULE 4.16(A)
                  INFORMATION CONCERNING CERTAIN COG ASSETS

     1.   292,668 Shares of GARI Common Stock owned by COG.
     2.   GARI Loan Buyout papers attached.
     3.   Omega Loan Schedule attached.

                               SCHEDULE 4.16(B)
                         LIST OF COG RESERVE REPORTS

     June 1, 1994 Ryder Scott Reserve Report.